Exhibit 10.1
EMPLOYMENT AGREEMENT FOR FRED J. KLEISNER
AMENDMENT NO. 4
This Amendment No. 4 to the Employment Agreement for Fred J. Kleisner (“Amendment No. 4”) is made, effective as of December 13, 2010, by and between Morgans Hotel Group Co., a Delaware corporation, with a principal place of business at 475 Tenth Avenue, New York, New York 10018 (the “Company” or the “Employer”), and Fred J. Kleisner (“Employee”).
Recitals:
WHEREAS, Employee and the Company previously entered into an Employment Agreement, effective as of December 10, 2007, as amended by Amendment No. 1 to the Employment Agreement, effective as of December 31, 2008, as further amended by Amendment No. 2 to the Employment Agreement, effective as of April 21, 2009, and as further amended by Amendment No. 3 to the Employment Agreement, effective as of March 31, 2010 (the “Employment Agreement”); and
WHEREAS, the Company and the Employee mutually desire to extend the term of the Employment Agreement for a limited period of time and to make further modifications appropriate for such extension.
Agreement:
NOW, THEREFORE, in consideration of the agreements contained herein and of such other good and valuable consideration, the sufficiency of which Executive acknowledges, the Company and Executive, intending to be legally bound, agree as follows:
1. Section 3(a) (“Term”) of the Employment Agreement, as previously amended, is hereby further amended by deleting each and every occurrence of the phrase “December 31, 2010” and replacing it with the phrase “March 31, 2011”.
2. Section 2(d) (“Annual Bonus and Annual Grant”) of the Employment Agreement, as previously amended, is hereby further amended by deleting the last sentence thereof and replacing it with the following:
In the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”), Employee may be awarded a bonus for his work as CEO during calendar years 2010 and 2011, if applicable, in an amount, if any, and of a type determined by the Compensation Committee in its sole discretion, which award, if any, will be pro-rated based on the amount of time Employee acted as the Company’s CEO during each of 2010 and 2011.

3. Section 3(e) (“Release of Claims”) of the Employment Agreement, as previously amended, is hereby further amended by deleting the last sentence thereof and replacing it with the following:
Within five (5) days after any termination by the Company without Cause or expiration of this Agreement, the Company shall deliver to the Employee a customary general release. The Employee shall forfeit and the Company shall have no obligation to provide the payments and accelerated vesting as set forth in clause (a) of this Section 3 unless the Employee executes (and does not subsequently revoke) such customary general release within 30 days after its delivery to him.
4. The provisions of this Amendment No. 4 may be amended and waived only with the prior written consent of the parties hereto. This Amendment No. 4 may be executed and delivered in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.
5. Except as set forth in this Amendment No. 4, the Employment Agreement shall remain unchanged and shall continue in full force and effect.
IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 4 on the date first written above.

MORGANS HOTEL GROUP CO.
By:	/s/ David T. Hamamoto
	Name:	David T. Hamamoto
	Title:	Chairman

EMPLOYEE
/s/ Fred J. Kleisner
Fred J. Kleisner

2